Exhibit 99.1

press release

Sierra Health Services, Inc.® 2724 North Tenaya Way Las Vegas, Nevada 89128 (702) 242-7000

FOR IMMEDIATE RELEASE

CONTACTS:	Peter O'Neill VP, Public & Investor Relations (702) 242-7156	Paul Palmer SVP, Chief Financial Officer (702) 242-7112

SIERRA REPORTS YEAR-END, FOURTH QUARTER 2005 RESULTS

2006 Guidance Raised to $1.92 to $2.02

2005 Year Over Year Results

   ❖    Medical Premium Revenues Up 14%
   ❖ Cash Flow from Operations of $167 Million, or 139% of Net Income
   ❖ Commercial Membership Up 12%

        LAS VEGAS,  January 31, 2006 -- Sierra Health Services, Inc. (NYSE:SIE) reported today that net income for the quarter ended December 31, 2005 was $28.3 million, or $0.44 per diluted share, compared to $28.0 million, or $0.42 per diluted share, for the quarter ended December 31, 2004. All earnings per share amounts reflect the retroactive effects of the two-for-one common stock split that was effective December 30, 2005.

        Net income for the year ended December 31, 2005 was $120.0 million, or $1.81 per diluted share, compared to $122.7 million, or $1.79 per diluted share for the year ended December 31, 2004. During 2004, the Company's military health services operations segment contributed 28.4% of operating income, compared to 7.6% for 2005.

        Revenues for the quarter were $353.7 million, a 6.3% increase over the $332.7 million for the same period in 2004. Medical premium revenues from the Company's core managed care business were $332.5 million, an increase of 12.1% over the $296.6 million for the same period in 2004. Annual revenues were $1.4 billion, compared to $1.6 billion for 2004, a decrease of 12.1%. Revenues from 2004 included $372.6 million from the Company's expired military health services operations. Annual medical premium revenues from the Company's core managed care business were $1.3 billion in 2005, compared to $1.1 billion in 2004, an increase of 14.2%.

        In the fourth quarter, Sierra purchased, on a split-adjusted basis, 278,000 shares of its common stock in the open market for $10.0 million. During the year 2005, the Company purchased, on a split-adjusted basis, 4.65 million shares of its common stock for $154.4 million. At December 31, 2005, the Company had $42.1 million authorized and available for share repurchases. Additionally, as previously reported, Sierra's amended revolving credit facility allows for unlimited share repurchases, provided certain covenant ratios are met.

        Cash flow from operations was $13.9 million for the fourth quarter of 2005 and $166.8 million for the year ended December 31, 2005. This compares to $69.5 million for the fourth quarter of 2004 and $164.5 million for the year ended December 31, 2004. The reduction in cash flow for the fourth quarter is primarily due to the timing of payments from the Center for Medicare and Medicaid Services (CMS). The Company received two monthly payments from CMS during the quarter, compared to four monthly payments in the fourth quarter of 2004. In 2005, average monthly revenue from CMS has been approximately $42 million.

        In the fourth quarter, Sierra's medical care ratio increased 250 basis points to 76.9% from 74.4% for the same period in 2004. The increase in the ratio is primarily due to reserve strengthening and higher bed day utilization. The medical care ratio for the year 2005 increased 120 basis points to 76.5% from 75.3% in 2004. Sierra's medical claims payable balance increased to $135.9 million at December 31, 2005, compared to $119.3 million at December 31, 2004 and $127.0 million at September 30, 2005. Days in claims payable, which is the medical claims payable balance divided by the average medical expenses per day for the period, were 47.2 days for the fourth quarter of 2005, compared to 48.3 days for the same period in 2004 and 45.0 days sequentially.

        In the fourth quarter, as a percentage of premium revenue, general and administrative expenses decreased 480 basis points to 13.7 % from 18.5% for the same period in 2004. Excluding the general and administrative expenses related to the sold workers' compensation operations, expenses as a percentage of premium revenue would have been 13.5%, an improvement of 110 basis points from 14.6% for the same period in 2004. For the year 2005, general and administrative expenses, as a percentage of premium revenue, decreased 270 basis points to 13.4% from 16.1% for the year 2004. Excluding the general and administrative expenses related to the sold workers' compensation operations, expenses as a percentage of premium revenue would have been 13.2%, an improvement of 100 basis points from 14.2% for the same period in 2004.

        At December 31, 2005, membership in Sierra's commercial HMO plans grew by 12.4% to 254,200 from 226,200 at December 31, 2004. Membership in the Company's Medicare Advantage plan grew by 5.6% in 2005 to 56,300 from 53,300 in 2004. Membership in the Company's Medicaid plans grew by 9.1% in 2005 to 55,100 from 50,500 in 2004. Total membership in all of Sierra's plans grew by 13.8% to 637,900 at December 31, 2005 from 560,500 at December 31, 2004. As of January 30, 2006, approximately 163,000 members were enrolled in the Company's stand-alone Medicare Prescription Drug Plan (PDP), which became effective January 1, 2006.

        "The year 2005 continued a period of exceptional performance from our core operations," said Anthony M. Marlon, M.D., chairman and chief executive officer of Sierra. "Despite this being the first full year of operations without our military segment, our managed care division, with its industry-leading commercial membership growth and solid revenue generation, continues to move the Company forward. As I have often said, the Las Vegas market is an outstanding place in which to do business."

        Sierra had previously announced it expected to earn between $1.90 and $2.00 per fully diluted share for the year 2006. The Company now expects to earn between $1.92 and $2.02 per fully diluted share for 2006.

        Sierra will host a conference call with investors, analysts and the general public on Wednesday, February 1, 2006 at noon (Eastern Time). Interested parties can access the call by dialing 888-988-9162 (using the passcode: EARNINGS). Listeners may also access the conference call free over the Internet by visiting the investors page of Sierra's website at www.sierrahealth.com.

        Sierra Health Services, Inc., based in Las Vegas, is a diversified healthcare services company that operates health maintenance organizations, indemnity insurers, preferred provider organizations and multi-specialty medical groups. Sierra's subsidiaries serve over 600,000 people through health benefit plans for employers, government programs and individuals. For more information, visit the Company's website at www.sierrahealth.com.

        Statements in this news release that are not historical facts are forward-looking and based on management's projections, assumptions and estimates; actual results may vary materially. Forward-looking statements are subject to certain risks and uncertainties, which include but are not limited to: 1) potential adverse changes in government regulations, contracts and programs, including the Medicare Advantage program, the Medicare Prescription Drug Plan, Medicaid and legislative proposals to eliminate or reduce ERISA pre-emption of state laws that would increase potential managed care litigation exposure; 2) competitive forces that may affect pricing, enrollment, renewals and benefit levels; 3) unpredictable medical costs, malpractice exposure, reinsurance costs and inflation; 4) impact of economic conditions; 5) changes in healthcare reserves; and 6) the amount of actual proceeds to be realized from the note receivable related to the sale of the workers' compensation insurance operation. Further factors concerning financial risks and results may be found in documents filed with the Securities and Exchange Commission and which are incorporated herein by reference.

        Consequently, all of the forward-looking statements made in this press release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by Sierra will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Sierra or its business or operations. Sierra assumes no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.

SIERRA HEALTH SERVICES, INC. AND SUBSIDIARIES

Earnings Report

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
Medical premiums	$332,462	$296,601	$1,291,296	$1,131,185
Military contract revenues	4	18,296	16,326	372,608
Professional fees	12,084	8,847	43,186	35,115
Investment and other revenues	9,157	9,005	34,228	36,646

Total Revenues	353,707	332,749	1,385,036	1,575,554

Medical expenses	264,975	227,339	1,020,754	877,774
Medical Care Ratio	76.9%	74.4%	76.5%	75.3%
(Medical expenses/premiums and professional fees)
Military contract expenses	127	4,652	2,392	317,699
General and administrative expenses	45,391	54,850	172,473	181,764

Operating Income From Continuing Operations	43,214	45,908	189,417	198,317
Interest expense	(820)	(1,123)	(8,791)	(4,684)
Other income (expense), net	271	(10)	1,099	31

Income From Continuing Operations Before Income Taxes	42,665	44,775	181,725	193,664
Provision for income taxes	(14,331)	(16,815)	(61,708)	(70,245)

Income From Continuing Operations	28,334	27,960	120,017	123,419
Loss from discontinued operations	—	—	—	(682)

Net Income	$28,334	$27,960	$120,017	$122,737

Earnings Per Common Share:(1)
Income from continuing operations	$0.49	$0.53	$2.16	$2.32
Loss from discontinued operations	—	—	—	(0.02)

Net Income	$0.49	$0.53	$2.16	$2.30

Earnings Per Common Share Assuming Dilution:(1)
Income from continuing operations	$0.44	$0.42	$1.81	$1.80
Loss from discontinued operations	—	—	—	(0.01)

Net Income	$0.44	$0.42	$1.81	$1.79

Weighted average common shares outstanding(1)	57,747	52,449	55,556	53,262
Weighted average common shares outstanding assuming dilution(1)	65,251	68,039	67,149	69,643

(1) All applicable per share amounts and common shares outstanding reflect the retroactive effects of the two-for-one common stock split in the form of a 100% stock dividend that was effective December 30, 2005.

PERIOD END MEMBERSHIP
	At December 31,
	2005	2004
HMO
Commercial	254,200	226,200
Medicare	56,300	53,300
Medicaid	55,100	50,500
Managed indemnity	27,500	25,900
Medicare supplement	15,300	16,400
Administrative services	229,500	188,200

Total Members	637,900	560,500

SIERRA HEALTH SERVICES, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31, 2005	December 31, 2004
ASSETS
Current Assets:
Cash and cash equivalents	$88,059	$207,619
Investments	281,250	147,575
Accounts receivable	14,501	15,150
Military accounts receivable	378	25,452
Current portion of deferred tax asset	23,949	17,555
Prepaid expenses and other current assets	30,218	36,123

Total Current Assets	438,355	449,474

Property and equipment, net	71,357	71,152
Restricted cash and investments	18,252	21,853
Goodwill	14,782	14,782
Deferred tax asset (less current portion)	13,266	13,275
Note receivable	47,000	47,000
Other assets	65,834	72,244

Total Assets	$668,846	$689,780

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accrued and other current liabilities	$97,135	$76,256
Trade accounts payable	2,347	7,123
Accrued payroll and taxes	21,469	27,668
Medical claims payable	135,867	119,337
Unearned premium revenue	10,170	50,763
Military health care payable	—	17,061
Current portion of long-term debt	106	100

Total Current Liabilities	267,094	298,308

Long-term debt (less current portion)	52,307	125,395
Other liabilities	65,193	64,380

Total Liabilities	384,594	488,083

Commitments and contingencies

Stockholders' Equity: (1)
Common stock	346	310
Treasury stock	(377,190)	(237,876)
Additional paid-in capital	400,287	286,439
Deferred compensation	—	(288)
Accumulated other comprehensive loss	(1,750)	(245)
Retained earnings	262,559	153,357

Total Stockholders' Equity	284,252	201,697

Total Liabilities And Stockholders' Equity	$668,846	$689,780

 (1) All applicable share amounts reflect the retroactive effects of the two-for-one common stock split in the form of a 100% stock dividend that was effective December 30, 2005.

SIERRA HEALTH SERVICES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	For The Years Ended December 31,
	2005	2004
Cash Flows From Operating Activities:
Net Income	$120,017	$122,737
Adjustments To Reconcile Net Income To Net Cash Provided By Operating Activities:
Loss from discontinued operations	—	682
Depreciation	14,951	17,084
Other adjustments	7,298	23,863
Unearned premium revenue	(40,593)	4,875
Military accounts receivable	25,171	21,937
Other current liabilities	19,431	(36,149)
Medical claims payable	16,530	15,386
Changes in other assets and liabilities	4,030	(5,885)

Net Cash Provided By Operating Activities Of Continuing Operations	166,835	164,530

Cash Flows From Investing Activities:
Capital expenditures, net of dispositions	(13,027)	(23,102)
(Purchase of) proceeds from investments, net	(131,220)	42,686

Net Cash (Used For) Provided By Investing Activities Of Continuing Operations	(144,247)	19,584

Cash Flows From Financing Activities:
Payments on debt and capital leases	(10,101)	(1,760)
Proceeds from other long-term debt	—	10,000
Purchase of treasury stock	(154,382)	(133,809)
Exercise of stock in connection with stock plans	22,335	26,834

Net Cash Used For Financing Activities Of Continuing Operations	(142,148)	(98,735)

Net cash provided by discontinued operations	—	3,720

Net (Decrease) Increase In Cash And Cash Equivalents	(119,560)	89,099
Cash And Cash Equivalents At Beginning Of Period	207,619	118,520

Cash And Cash Equivalents At End Of Period	$88,059	$207,619